Exhibit 99.1

The First Bancshares, Inc. Announces Receipt of Requisite Approvals for Merger

HATTIESBURG, Miss.--(BUSINESS WIRE)--May 30, 2014--The First Bancshares, Inc. (“First Bancshares”)(NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) announced today that BCB Holding Company, Inc. (“BCB”) shareholders have approved the previously announced merger of BCB with and into First Bancshares. Concurrently, BCB’s wholly-owned subsidiary, Bay Bank, an Alabama banking corporation, will be merged with and into First Bancshares’ wholly-owned subsidiary, The First, A National Banking Association. In addition, The First Bancshares, Inc. has received all requisite regulatory approvals required for the completion of the merger, which is expected to become effective as of June 30, 2014, subject to the satisfaction of customary closing conditions.

M. Ray “Hoppy” Cole, President & Chief Executive Officer of First Bancshares and The First, A National Banking Association, commented, “We are pleased that all required approvals have been received and we can proceed to closing. We are excited and look forward to welcoming the staff, shareholders and clients of BCB Holding Company, Inc. and Bay Bank to our team. The combination of these two service oriented community banks will allow us to better serve our customers in south Alabama and the Gulf South Region.”

Rich Campbell, President and COO, Bay Bank, commented, “Our Board of Directors and staff are very pleased and excited that these approvals have been received, and we all look forward to the integration of BCB and Bay Bank into The First. This merger will give our staff new opportunities to better serve our customers, who will have access to the quality products and services provided by such a premier, sound financial institution as The First.”

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in South Mississippi, Louisiana and South Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release may contain statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO, 601-268-8998
or
DeeDee Lowery, CFO, 601-268-8998